SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 8-K

               Current Report Under Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

Date of Report                              July 31, 2006

Commission File No.                               0-8190

                     WILLIAMS INDUSTRIES, INCORPORATED
                     ---------------------------------
             (Exact name of registrant as specified in its charter)

         Virginia                              54-0899518
-----------------------------         -------------------------
(State or other jurisdiction of     (I.R.S. Employer
Identification
 incorporation or organization)               Number)

     8624 J.D. Reading Drive                     20109
---------------------------------        ----------------------
(Address of Principal Executive                 (Zip Code)
 Offices)

         P.O. Box 1770                           20108
---------------------------------        ----------------------
(Mailing Address of Principal                   (Zip Code)
 Executive Offices)

                             (703) 335-7800
          ----------------------------------------------------
          (Registrant's telephone Number, including area code)

Item 8.01 Other Events.

     On July 31, 2006, the Company satisfied the remaining condition for extension of its Forbearance Agreement with United Bank through December 31, 2006. The principal conditions of the current agreement, as amended on March 30, 2006, were the payment of $1 million not later than July 31, 2006, and the replenishment of the $200,000 escrow account for the payment of interest. The Company previously reported the sale of a parcel of its Prince William County, Virginia real property, which generated payment to the bank of $855,000. On June 30, 2006, the Company closed the sale of its remaining undeveloped property in Bedford, Virginia to an unaffiliated party for $155,000. This sum was paid to the bank towards the $1 million principal payment requirement. On July 31, 2006, the Company deposited approximately $136,000 into the escrow account at United Bank to restore the $200,000 balance required, which satisfied the requirements for the extension of the Forbearance Agreement. The above payments reduced the amount owed to United Bank to approximately $3.8 million, which is due on December 31, 2006.

     Also on July 31, 2006, the Company restructured and modified certain obligations to Director, founder and largest shareholder Frank E. Williams, Jr. and the Williams Family LP. All of the modifications were negotiated by the Company's independent directors and approved by the Board. At July 31, 2006, the Company owed the Williams Family LP approximately $3.1 million on demand notes incurred over the past 2 years. The Williams Family
LP agreed to extend this debt to September 30, 2007.   Replacement
and Consolidation Notes were issued reflecting this agreement, which is expected to move this $3.1 million liability from "Short Term" Debt to "Long Term" in the Company's Balance Sheet for the year ended July 31, 2006.

     The Company's Lease-Option for certain property adjoining its facilities in Prince William County, Virginia was modified as follows: (i) the Agreement was extended through February 2010,
(ii) unpaid rent aggregating approximately $200,000 was deferred until September 30, 2007, (iii) Rent payments due after August 1, 2006 (approximately $4,000 per month), if delinquent, will be subject to a 5% penalty on the payment amount and will accrue interest at prime plus 3%; (iv) the option was terminated and replaced with an equity sharing formula which in the event of the sale of the property would yield payment to the Company of 75% of the gain on the ten acres previously subject to the option; and
(v) in the event of a sale, Williams Bridge shall have the option to continue its lease of the portion of the property which has been cleared (approximately 2 acres) for the duration of the lease term.

     The Company's Lease/Option for the Richmond bridge fabrication facility, which was the subject of a Sale/Leaseback transaction on September 30, 2005, resulting in the transfer of the real property subject to a discounted rental of $19,000 per month, was modified to provide that in the event of a change of control of Williams Bridge Company or a sale of a substantial portion of its assets or business, the monthly rental shall be adjusted as of the Closing to market rental (approximately $32,000 monthly unless a new appraisal is conducted at Lessee's expense). Further, in such event, Owner may at his sole option require the exercise of the purchase option and terminate the lease upon ninety days notice given within twelve months of the effective date of such transaction.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Williams Industries, Incorporated
                               -----------------------------------
                                           Registrant
Date:  August 4, 2006
                                /s/ FRANK E. WILLIAMS, III
                               -----------------------------------
                                Frank E. Williams, III, President